Cistera Networks Names Richard P. McDowell
Chief Financial Officer
Public Company Experience Will Add Depth to Management Team

PLANO, TX – March 12, 2008 – Cistera Networks, Inc.® (OTCBB: CNWT), a leading provider of enterprise application platforms and engines for IP Communications, today announced that Richard P. McDowell, 50, has been named Chief Financial Officer.  McDowell’s appointment is the latest strategic move to strengthen the company’s corporate governance, and reflects its commitment to adding experienced professionals to the executive team.  He will replace company co-founder Cynthia Garr, who has served as acting chief financial officer.

“We are extremely pleased that Rick is joining the management team.  He brings just the right combination of technology company entrepreneurial experience along with expertise in public company financial management and compliance that we need,” said Derek Downs, Cistera’s president and CEO.  “His eight years of experience in treasury operations and management at Blockbuster, during a period of rapid corporate growth, make him an excellent choice to manage our financial reporting, capital management and investor relations efforts as we continue to grow the company.  We appreciate Cindy’s contributions during the company’s early development, and wish her well.”

McDowell has 25 years of experience in financial and treasury operations.  Immediately prior to joining Cistera, he served as chief financial officer for Dallas-based Enlightened Age Entertainment, Inc., a technology startup company, and was responsible for all corporate finance and administrative functions.

“I’m delighted to join the Cistera team.  The company is well-positioned within the IP Communications space and is poised at this stage of its development to take advantage of my experience in organizational and strategic planning and financial leadership,” said McDowell.
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McDowell held positions of increasing financial responsibility at Blockbuster Inc. – a Fortune 500 company – during his eight year tenure, culminating as senior vice president and treasurer from 1999 to 2003.  His responsibilities included negotiating the syndication and financing of the company’s $1.9 billion credit facility, providing structured financing for franchisees, global treasury management, management of investor relations, design and implementation of financial and risk management processes.

From 1983 to1995, McDowell worked in the financial department of Florida’s North Broward Hospital District, the nation’s fourth largest public healthcare system which had annual revenues exceeding $700 million.  He was Director of Treasury Operations for his final four years.  Prior to joining North Broward Hospital District, he was an auditor with Coopers & Lybrand.  A Certified Public Accountant, McDowell earned a Master of Business Administration from the University of Miami and a Bachelor of Science in accounting from the University of Florida.

About Cistera Networks, Inc.

Cistera Networks is a leading provider of enterprise communications platforms and services. The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user. Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments. Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment.

Based on open standards and a proven server technology foundation, the award-winning Cistera ConvergenceServer has a single unified administration which delivers the lowest total cost of ownership in the industry.  It enables customers to create robust and scalable environments that are flexible enough to adapt to their changing needs by scaling up to support from fewer than one hundred to thousands of users, and scaling out to support multiple sites, making it ideal for a broad range of organizations. For more information, please see. www.cistera.com and www.cisteraexperience.com

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Media Contact
Lacey Hautzinger
Jetstream PR for Cistera Networks
972.788.9456, ext. 304
hautzinger@jetstreampr.com

Investor Contact:
Kathy Lane
760-771-2236
klane@cistera.com